Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Results for Third Quarter 2003

Southfield, Mich., Oct 22, 2003

Third Quarter 2003 Financial Results:

•	Diluted FFO per share $0.57

•	Diluted FFO $10.0 million

•	Diluted EPS from continuing operations $0.22

•	Total revenues $27.6 million

•	Paid $0.42 per share regular quarterly dividend on October 21, 2003

Third Quarter 2003 Operating Highlights:

•	Acquired three Michigan shopping centers at an aggregate purchase price of $53.5 million

•	Signed lease with Gander Mountain for 90,000 sq. ft. superstore at West Oaks shopping center

•	Completed leasing of Tel-Twelve shopping center, adding Michaels and Pier 1 Imports

•	Added Beall’s Coastal Home store in 32,000 sq. ft. to Southbay, filling Jacobson vacancy

•	Expanded Marshall’s to Megastore in 50,000 square feet at Roseville Towne Center

•	Named 73,000 sq. ft. Ashley Furniture as second anchor with Target for Shoppes of Lakeland

Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the third quarter and nine months ended September 30, 2003.

For the three months ended September 30, 2003, diluted FFO on a per share basis increased 11.8 percent, or $0.06, to $0.57 compared with $0.51 in 2002. Diluted FFO increased 29.0 percent, or $2,254,000 to $10,030,000 compared with $7,776,000 for the three months ended September 30, 2002. Total revenues increased 19.9 percent or $4,584,000, to a total of $27,628,000, compared with $23,044,000 in 2002. Income from continuing operations for the three months ended September 30, 2003, increased 46.7%, or $1,225,000 to $3,846,000 compared with $2,621,000 in 2002. Diluted earnings per share from continuing operations for the three months ended September 30, 2003 increased 4.8 percent, or $0.01, to $0.22 compared to $0.21 in 2002.

For the nine months ended September 30, 2003, diluted FFO on a per share basis decreased 7.5 percent, or $0.12, to $1.49 compared with $1.61 in 2002. The decrease is attributable to additional shares outstanding on a comparative basis as well as the write-off of the Kmart straight-line rent receivable taken in the second quarter of 2003. Diluted FFO increased 7.3 percent, or approximately $1,639,000, to $24,213,000 compared with $22,574,000 for the nine months ended September 30, 2002. Total revenues increased 20.0 percent or $13,249,000 to a total of $79,462,000 compared with $66,213,000 in 2002. Income from continuing operations for the nine months ended September 30, 2003, decreased 8.3%, or $590,000 to $6,479,000 compared with $7,069,000 in 2002. Diluted earnings per share from continuing operations for the nine months ended September 30, 2003 decreased 59.3 percent or $0.51, to $0.35 compared to $0.86 in 2002. Income from continuing operations and earnings per share were negatively impacted by additional shares outstanding and the Kmart straight-line receivable write-off stated above.

“The third quarter of 2003 has been a particularly busy and successful period for our Company. We are extremely pleased with the progress we are making in our business plan and are very satisfied with our financial results to date,” said Dennis Gershenson, President and Chief Executive Officer. “During the quarter we completed three acquisitions in Michigan. We also commenced a number of shopping center redevelopments bringing to nine the total number of centers currently undergoing major changes. We continue to capitalize upon growth opportunities within our core portfolio as well as acquire shopping centers with future value-added opportunities.”

Acquisitions

During the quarter, the Company acquired three shopping centers at an aggregate purchase price of $53.5 million including the assumption of $27.7 million in debt. A portion of the proceeds from the Company’s June 2,150,000 common share equity offering were utilized for the acquisitions. The centers are located within markets where the Company currently has a presence and include:

•	Clinton Pointe shopping center in Clinton Township, Michigan, a suburb of Detroit -The 247,000 square foot shopping center is anchored by a Target department store, which was not part of the purchase, OfficeMax and Sports Authority.

•	Lakeshore Marketplace in Norton Shores, Michigan, a suburb of Muskegon -The 361,000 square foot shopping center is anchored by TJ Maxx , Barnes & Noble, Old Navy, Elder Beerman, Hobby Lobby, Toys R Us, Dunhams, and Petco.

•	Fairlane Meadows shopping center in Dearborn, Michigan -The 313,000 square foot shopping center is anchored by Target and Mervyns, which were not included in the acquisition, as well as Best Buy, and Kids R Us. The shopping center also includes 21 in-line retail spaces.

Asset Management

In September, the Company signed a lease with Gander Mountain for a 90,000 square foot superstore to occupy the entire former Kmart premises at its West Oaks shopping center in Novi, Michigan. Gander Mountain is a 33 year old company that specializes in outdoor sporting goods. Headquartered in Minneapolis, Minnesota, the company currently operates over 63 stores in nine states. Gander Mountain is expected to open in the spring of 2004.

Also during September, RPT signed a lease with Beall’s, a large regional department store chain, for a 32,000 square foot Coastal Home store which will occupy the former Jacobson space at its Southbay Shopping Center in Osprey, Florida, a suburb of Sarasota. Coastal Home is a new concept for Beall’s and features furniture and accessories with a coastal Florida motif. The expected opening date for Beall’s Coastal Home is November of 2003.

In August, the Company leased the former 73,000 square foot Builders Square location at its Shoppes of Lakeland shopping center in Lakeland, Florida to Ashley Furniture. Ashley joins Target Department Store as an anchor for the center. Ashley Furniture is a 50 year old company and an industry leading manufacturer of quality furniture. Recently Ashley broadened its operations to include retail outlets. Ashley expects to be open in December of 2003. The shopping center is being completely redeveloped and expanded to 300,000 square feet.

The Company also signed a lease with the TJX Companies to relocate and expand their 26,000 square foot Marshalls store to a Marshalls Megastore in 50,000 square feet replacing a vacant Service Merchandise store at its Roseville Towne Center in Roseville, Michigan, a suburb of Metropolitan Detroit. The Megastore is a new concept for TJX and includes expanded brand name home goods, family apparel and accessories at prices less than department stores. The Marshalls Megastore is scheduled to be open for the 2003 holiday season. Marshall’s sales increase and its desire to expand is the result of the redevelopment of Roseville Towne Center in 2001, which included the addition of a 136,000 square foot Wal-Mart store.

Additionally, the Company completed the leasing of the redevelopment of its Tel-Twelve shopping center in Southfield, Michigan, by signing leases with Michaels Crafts in 24,000 square feet and Pier 1 Imports in 11,000 square feet.

Leasing

In the third quarter, 17 new non-anchor stores opened, paying an average base rental rate of $14.12 per square foot, which is 13.3% above portfolio average. The Company also renewed 10 non-anchor leases at rental rates 4.4% above prior rents paid. For the year, 52 non-anchor stores have opened, at an average base rental 11.1% above portfolio average and 72 non-anchor leases have been renewed at an increase of 5.9% above prior rents.

Finance

Total market capitalization as of September 30, 2003 was approximately $934.6 million. Total debt was $463.5 million with an average interest rate of 6.5% and an average maturity of 47 months. At quarter end, the Company’s debt to market capitalization was 49.6%, compared with debt to market capitalization of 57.2% for the same period last year.

Dividend

The Company paid a cash dividend on its common stock of $0.42 per share on October 21, 2003 to shareholders of record on September 30, 2003.

Earnings Guidance/Conference Call

The Company had previously announced that it expects its 2003 funds from operations (FFO) to be between $2.03 and $2.08 per diluted common share and net income per diluted common share to be between $0.49 and $0.53. As a result of the Company’s recent common stock offering, the Company expects FFO and net income per diluted share for 2003 to be at the low end of this range, at or about $2.03 and $0.49, respectively.

As a result of the aforementioned offering, the Company is tightening its previously announced 2004 annual FFO diluted per share estimates of between $2.35 and $2.45 to be between $2.35 and $2.40, per share. This corresponds to net income per diluted common share of between $1.18 and $1.25.

RPT will host a live broadcast of its 3rd Quarter conference call on October 23, 2003 at 9:00 a.m. eastern time, to discuss its financial results and 2003 and 2004 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no passcode needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 2984074 (for one week).

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

Ramco-Gershenson Properties Trust has a portfolio of 64 shopping centers totaling approximately 12.9 million square feet of gross leasable area, consisting of 63 community centers, of which ten are power centers and two are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	9/30/03	9/30/02	9/30/03	9/30/02
REVENUES
Minimum rents	$18,561	$15,718	$53,845	$44,608
Percentage rents	213	280	987	996
Recoveries from tenants	6,857	6,132	21,241	17,842
Fees and management income	604	240	1,278	1,120
Interest and other income	1,393	674	2,111	1,647

Total revenues	27,628	23,044	79,462	66,213

EXPENSES
Real estate taxes	3,474	2,952	10,178	8,252
Recoverable operating expenses	4,028	3,656	12,253	10,282
Depreciation and amortization	5,757	4,475	16,455	12,824
Other operating	331	447	3,993	1,141
General and administrative	2,154	1,786	6,530	5,945
Interest expense	7,409	6,668	21,867	19,034

Total expenses	23,153	19,984	71,276	57,478

Operating income	4,475	3,060	8,186	8,735
Earnings from unconsolidated entities	64	190	204	536

Income from continuing operations before gain (loss) on sale of real estate and minority interest	4,539	3,250	8,390	9,271
Gain (loss) on sale of real estate	91	—	(436)	—
Minority interest	(784)	(629)	(1,475)	(2,202)

Income from continuing operations	3,846	2,621	6,479	7,069
Discontinued operations, net of minority interest:
Gain on sale of property	—	—	—	2,164
Income from operations	—	—	—	147

Net income	3,846	2,621	6,479	9,380
Preferred dividends	(594)	—	(1,782)	(828)
Gain on redemption of preferred shares	—	—	—	2,425

Net income available to common shareholders	$3,252	$2,621	$4,697	$10,977

Basic earnings per share:
Income from continuing operations	$0.22	$0.21	$0.36	$0.87
Income from discontinued operations	—	—	—	0.23

Net Income	$0.22	$0.21	$0.36	$1.10

Diluted earnings per share:
Income from continuing operations	$0.22	$0.21	$0.35	$0.86
Income from discontinued operations	—	—	—	0.21

Net Income	$0.22	$0.21	$0.35	$1.07

Weighted average shares outstanding:
Basic	14,470	12,251	13,155	9,944

Diluted	14,670	12,369	13,330	11,099

Ramco-Gershenson Properties Trust
Calculation of Funds From Operations(1)
(In thousands, except per share amounts)
(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Net Income available to common shareholders	$3,252	$2,621	$4,697	$10,977
Add:
Depreciation and amortization expense	5,744	4,526	16,424	13,095
Loss on sale of real estate(2)	250	—	1,617	—
Minority interest in partnership:
Continuing operations	784	629	1,475	2,202
Discontinued operations	—	—	—	61
Less:
Gain on redemption of preferred shares	—	—	—	(2,425)
Discontinued operations, gain on sale of property	—	—	—	(2,164)

Funds from Operations-basic	$10,030	$7,776	$24,213	$21,746
Add:
Convertible preferred share dividends(3)	—	—	—	828

Funds from Operations-diluted	$10,030	$7,776	24,213	$22,574

Funds from Operations per share:
Basic	$0.58	$0.51	$1.51	$1.69

Diluted	$0.57	$0.51	$1.49	$1.61

Basic weighted average shares outstanding(4)	17,399	15,189	16,085	12,884
Convertible Preferred shares and options(3)	200	118	175	1,155

Diluted weighted average shares outstanding(4)	17,599	15,307	16,260	14,039

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2003	2002
ASSETS	(Unaudited)
Investment in real estate, net	$706,217	$628,953
Cash and cash equivalents	16,133	9,974
Accounts receivable, net	20,041	21,425
Equity investments in and advances to unconsolidated entities	9,183	9,578
Other assets, net	26,762	27,912

Total Assets	$778,336	$697,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$463,458	$423,248
Distributions payable	7,911	6,384
Accounts payable and accrued expenses	22,308	20,621

Total Liabilities	493,677	450,253
Minority Interest	43,405	46,586
Commitments and Contingencies	—	—
Shareholders’ Equity	241,254	201,003

Total Liabilities and Shareholders’ Equity	$778,336	$697,842

(1)	Management generally considers funds from operations (“FFO”) an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2)	Excludes gain on sale of undepreciated land of $1,181 in 2003.

(3)	Series A Preferred Shares, convertible into common shares, were redeemed in the second quarter of 2002. Series B preferred shares are not convertible into common shares. Therefore they are excluded from the calculation.

(4)	For basic FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares. For diluted FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares, the Series A Preferred Shares converted to Common Shares, and the Common Shares issuable under the treasury stock method upon exercise of stock options.

******

For more information on Ramco-Gershenson Properties Trust visit our
Website: www.rgpt.com